Exhibit 99

Media Contacts:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or  bill.seymour@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or  mollie.obrien@bestbuy.com

Best Buy Makes Personnel Announcement

MINNEAPOLIS - Dec. 19, 2012 - Best Buy Co., Inc. (NYSE: BBY) announced today that Stephen Gillett, executive vice president and president, Best Buy Digital, is leaving the business to pursue other career opportunities at a leading technology company, where he currently serves on the Board of Directors. Gillett's responsibilities have been re-assigned to senior executives across the company, including the company's Chief Administrative and Chief Financial Officer, Sharon McCollam, its President of Online and Global E-Commerce, Scott Durchslag and Shawn Score, senior vice president of U.S. Retail.

"We are grateful for Stephen's contributions during his time at Best Buy,” said Best Buy President and CEO Hubert Joly. “And we wish him well as he returns to his roots and assumes a very senior role at Symantec.”

“We have recently strengthened our management team by recruiting Sharon and Scott and promoting Shawn, all of whom have deep experience in the added functional areas they will now assume. Sharon, of course, was the chief operating officer of Williams-Sonoma, a company well known for its world-class multi-channel operations. Scott, who now reports directly to me, has been the president or chief operating officer of three extremely well known tech companies, Expedia, Skype and Motorola. And Shawn has more than 25 years of deep retail experience, including having led the highly successful Best Buy Mobile unit,” said Joly. “They, and our entire executive team, are excited to continue on our journey to reinvigorate and transform Best Buy as a leading multi-channel specialty retailer,” he added.

"What I will miss the most is working with the teams at Best Buy on what I still believe could be one of the most significant business transformation opportunities in recent years,” said Gillett.